Exhibit 99.1

For more information contact
Brendan Burke
Vice President and Treasurer
(817) 224-7742
Brendan.Burke@dyn-intl.com

DYNCORP INTERNATIONAL INC.'S PARENT REPORTS RESULTS FOR FIRST QUARTER 2016

Revenue of $420.0 million

Adjusted EBITDA of $20.5 million

Net loss attributable to Delta Tucker Holdings, Inc. of $14.8 million

Total backlog of $2.8 billion

DSO of 74 days

MCLEAN, Va. - (May 9, 2016) - Delta Tucker Holdings, Inc. (“Holdings”), the parent of DynCorp International Inc. (“DI,” and together with Holdings, the “Company”), a global services provider, today reported first quarter 2016 financial results.

First quarter revenue was $420.0 million, compared to $467.0 million in the first quarter 2015, with the decrease primarily driven by reductions in manning, materials and other direct costs under the Afghan Area of Responsibility ("AOR") task order and completion of the Kuwait task orders under the LOGCAP IV program, lower content on the INL Air Wing, T-6 COMBS programs and the completion of certain CFT task orders, partially offset by new contracts wins in our DynAviation and DynLogistics segments. Net loss attributable to Holdings for the first quarter 2016 was $14.8 million, in line with a net loss attributable to Holdings of $14.8 million in the first quarter 2015. The Company reported Adjusted EBITDA of $20.5 million for the first quarter, compared with $17.2 million for the same period in 2015.

“Results were generally in line with our traditional operating rhythm and driven by the buying patterns of our customers,” said Lou Von Thaer, chief executive officer. “I am also especially pleased with the launch of our refinancing deal. This is an important transaction for the company that provides the time and flexibility needed to execute our strategic plan.”

First Quarter and Other Recent Highlights

·
On April 30, 2016, the Company entered into a support agreement with holders of approximately 69% of its 10.375% Senior Notes due 2017 (the “Senior Unsecured Notes”) in connection with an offer to exchange (the “Exchange Offer”) any and all of its outstanding $455.0 million principal amount of Senior Unsecured Notes for a combination of $45.0 million cash and new senior secured second lien notes due 2020, and a related consent solicitation. The Company launched the Exchange Offer on May 2, 2016.

·
On April 30, 2016, the Company entered into Amendment No. 5 to its senior secured credit facility, which would provide for an extension of certain revolving credit commitments to July 7, 2019 and the issuance of a new term loan facility with a maturity of July 7, 2020 contingent on the consummation of the Exchange Offer and related transactions. The proceeds from the issuance of the new term loan facility would be used to repay the existing term loans under the Company’s senior secured credit facility in full.

·
On April 30, 2016, an affiliate of Cerberus Capital Management, L.P. agreed to provide $30 million in the form of a third lien secured loan in support of the Company’s Global Advisory Group, contingent on the consummation of the Exchange Offer and related transactions.

Reportable Segment Results

DynAviation
Revenue in the first quarter was $288.5 million, compared with $309.9 million for the same period in 2015. The decrease was primarily a result of lower content on the INL Air Wing and T-6 COMBS programs and the completion of certain task orders under the CFT program. The decrease in revenue was partially offset by new business from Naval Aviation Warfighting Development Center ("NAWDC") and Saudi Arabian National Guard ("SANG") contracts.

Adjusted EBITDA was $11.9 million, compared to $9.3 million for the first quarter of 2015. The increase is primarily a result of continued incentive fee awards on a U.S. Navy contract and a charge the Company took in the first quarter of 2015 related to a forward loss contract.

DynLogistics
Revenue for DynLogistics was $131.2 million, compared with $156.4 million for the first quarter 2015. The decrease was based primarily on reductions in manning, materials and other direct costs under the AOR task order and completion of the Kuwait task orders under the LOGCAP IV program, de-scoping on the Philippines Operations Support ("POS") contract and the completion of certain other contracts. This decline was partially offset by the new Afghanistan Life Support Services ("ALiSS") contract and task orders under the Afghanistan Ministry of Defense and U.S. Army Contracting Command.

Adjusted EBITDA was $10.4 million compared with $8.7 million in the first quarter of 2015. The change was primarily of result of the definitization of fee on certain legacy programs and the resolution of a contingent liability, partially offset by the decline in revenue discussed above.

Liquidity
Cash used in operating activities during the first quarter of 2016 was $30.5 million compared with $33.6 million for the same period in 2015.

The cash balance at quarter-end was $74.8 million with no borrowings outstanding under the Company’s revolving credit facility.

DSO at the end of the first quarter 2016 was 74 days, a one day increase from year-end primarily due to timing of payment cycles on our LOGCAP IV contract.

“The Company’s first quarter profitability was in line with the midpoint of our guidance”, said Bill Kansky, chief financial officer. “Based on our start, we continue to forecast full year Adjusted EBITDA to be between $85 million and $91 million.”

Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on May 10, 2016, to discuss results for the first quarter 2016. The call may be accessed by webcast or through a dial-in conference line.

To access the webcast and view the accompanying presentation, please go to http://www.dyn-intl.com, click on “Investor Relations” and “Events & Presentations.” Please go to the site approximately fifteen minutes prior to the start of the call to register, download and install any necessary audio software.

To participate by phone, dial (866) 871-0758 and enter the conference ID number: 4174267. International callers should dial (706) 634-5249 and enter the same conference ID number above. A telephonic replay will be available from 2:00 p.m. Eastern Time on May 10, 2016, through 11:59 p.m. Eastern Time on June 10, 2016. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the conference ID number.

About DynCorp International
DynCorp International, a wholly owned subsidiary of Delta Tucker Holdings, Inc., is a leading global services provider offering unique, tailored solutions for an ever-changing world. Built on approximately seven decades of experience as a trusted partner to commercial, government and military customers, DI provides sophisticated aviation, logistics, training, intelligence and operational solutions wherever we are needed. DynCorp International is headquartered in McLean, Va. For more information, visit www.dyn-intl.com.

Reconciliation to GAAP
In addition to the Company's financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP, including EBITDA and Adjusted EBITDA. We define EBITDA as GAAP net income attributable to the Company adjusted for interest, taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain noncash items from operations and certain other items as defined in our Senior Unsecured Notes and/or our senior secured credit facility, with the exception of the adjustment for Global Advisory Group expenses which will be included in our new senior secured credit facility after its effectiveness upon the consummation of the Exchange Offer and related transactions. Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. We believe that Adjusted EBITDA is useful in assessing our ability to generate cash to cover our debt obligations including interest and principal payments. Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures please see the financial schedules accompanying this release.

Forward-looking Statements
This announcement may contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995 under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties. Statements regarding the amount of our backlog, estimated total contract values, and 2016 outlook are other examples of forward-looking statements. We caution that these statements are further qualified by important economic, competitive, governmental, international and technological factors that could cause our business, strategy, projections or actual results or events to differ materially, or otherwise, from those in the forward-looking statements. These factors, risks and uncertainties include, among others, the following: our substantial level of indebtedness, our ability to refinance or amend the terms of that indebtedness, and changes in availability of capital and cost of capital; our ability to successfully implement the Exchange Offer, the consent solicitation and the other related transactions; the ability to refinance, amend or generate sufficient cash to repay our senior secured credit facility, consisting of a term loan and revolver, maturing on July 7, 2016, through the effectiveness of our new senior secured credit facility or otherwise, or to refinance, amend or repay our other indebtedness, including any future indebtedness, which may force us to take other actions to satisfy our obligations under our indebtedness, which may not be successful; the future impact of mergers, acquisitions, divestitures, joint ventures or teaming agreements; the outcome of any material litigation, government investigation, audit or other regulatory matters; restatement of our financial statements causing credit ratings to be downgraded or covenant violations under our debt agreements; policy and/or spending changes implemented by the Obama Administration, any subsequent administration or Congress, including any further changes to the sequestration that the United States (U.S.) Department of Defense (DoD) is currently operating under; termination or modification of key U.S. government or commercial contracts, including subcontracts; changes in the demand for services that we provide or work awarded under our contracts, including without limitation, INL, CFT and LOGCAP IV contracts; the outcome of recompetes on existing programs, including but not limited to any upcoming recompetes on the INL Air Wing or War Reserve Materiel programs; changes in the demand for services provided by our joint venture partners; changes due to the pursuit of new commercial business in the U.S. and abroad; activities of competitors and the outcome of bid protests; changes in significant operating expenses; impact of lower than expected win rates for new business; general political, economic, regulatory and business conditions in the U.S. or in other countries in which we operate; acts of war or terrorist activities, including cyber security threats; variations in performance of financial markets; the inherent difficulties of estimating future contract revenue and changes in anticipated revenue from indefinite delivery, indefinite quantity (“IDIQ”) contracts and indefinite quantity contracts (“IQC”); the timing or magnitude of any award, performance or incentive fee granted under our government contracts; changes in expected percentages of future revenue represented by fixed-price and time-and-materials contracts, including increased competition with respect to task orders subject to such contracts; decline in the estimated fair value of a reporting unit resulting in a goodwill impairment and a related non-cash impairment charged against earnings; changes in underlying assumptions, circumstances or estimates that may have a material adverse effect upon the profitability of one or more contracts and our performance; changes in our tax provisions or exposure to additional income tax liabilities that could affect our profitability and cash flows; uncertainty created by management turnover; termination or modification of key subcontractor performance or delivery; the ability to receive timely payments from prime contractors where we act as a subcontractor; and statements covering our business strategy, those described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 30, 2016, and other risks detailed from time to time in our reports filed with the SEC and other risks detailed from time to time in our reports posted to our website or made available publicly through other means. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and therefore, there can be no assurance that any forward-looking statements contained herein will prove to be accurate. We assume no obligation to update the forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company's actual results could differ materially from those contained in the forward-looking statements.

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(Financial tables follow)

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands)

	Three Months Ended March 25, 2016	Three Months Ended March 27, 2015
Revenue	$419,990	$467,022
Cost of services	(372,498)	(424,158)
Selling, general and administrative expenses	(34,090)	(31,223)
Depreciation and amortization expense	(8,291)	(7,259)
Earnings from equity method investees	367	68
Operating income	5,478	4,450
Interest expense	(15,968)	(16,055)
Interest income	60	17
Other income, net	352	994
Loss before income taxes	(10,078)	(10,594)
Provision for income taxes	(4,494)	(3,809)
Net loss	(14,572)	(14,403)
Noncontrolling interests	(187)	(431)
Net loss attributable to DTH, Inc.	$(14,759)	$(14,834)

Provision for income taxes	4,494	3,809
Interest expense, net of interest income	15,908	16,038
Depreciation and amortization (1)	8,516	7,798
EBITDA (2)	$14,159	$12,811

Non-recurring or unusual gains or losses or income or expenses (3)	540	2,209
Employee share based compensation, severance, relocation and retention expense (4)	394	1,677
Cerberus fees (5)	909	760
Global Advisory Group expenses (6)	4,851	—
Other (7)	(359)	(224)
Adjusted EBITDA (8)	$20,494	$17,233

(1)	Includes certain depreciation and amortization amounts which are classified as Cost of services in the condensed consolidated statements of operations.

(2)
We define EBITDA as GAAP net loss attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(3)	Includes certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.

(4)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses, retention expense and share based compensation expense.

(5)	Includes Cerberus Operations and Advisory Company expenses, net of recovery.

(6)
Upon completion of the proposed Refinancing Transactions, we will be able to add back up to a total of $30 million of Global Advisory Group cost to Adjusted EBITDA incurred during the years ended December 31, 2016 and December 31, 2017, including $4.9 million of Global Advisory Group cost incurred as of March 25, 2016.

(7)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash, costs incurred pursuant to ASC 805 - Business Combination and other immaterial items.

(8)	Adjusted EBITDA for the quarter ended March 25, 2016, would be $15.6 million without adjustment for Global Advisory Group expenses.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED Adjusted EBITDA by Segment
(Amounts in thousands)

	DTH, Inc. CY16 QTD Q1				DTH, Inc. CY15 QTD Q1
	Headquarters/ Others	DynAviation	DynLogistics	Consolidated	Headquarters/ Others	DynAviation	DynLogistics	Consolidated
Operating (loss) income	$(15,177)	$10,699	$9,956	$5,478	$(7,857)	$4,598	$7,709	$4,450
Depreciation and amortization expense (1)	8,291	163	62	8,516	6,820	820	158	7,798
Noncontrolling interests	(187)	—	—	(187)	(431)	—	—	(431)
Other income, net	322	17	13	352	634	309	51	994
EBITDA(2)	$(6,751)	$10,879	$10,031	$14,159	$(834)	$5,727	$7,918	$12,811

Non-recurring or unusual gains or losses or income or expenses (3)	55	331	154	540	20	1,965	224	2,209
Employee share based compensation, severance, relocation and retention expense (4)	135	243	16	394	165	1,195	317	1,677
Cerberus fees (5)	151	520	238	909	70	452	238	760
Global Advisory Group expenses (6)	4,851	—	—	4,851	—	—	—	—
Other (7)	(324)	(35)	—	(359)	(235)	(21)	32	(224)
Adjusted EBITDA (8)	$(1,883)	$11,938	$10,439	$20,494	$(814)	$9,318	$8,729	$17,233

(1)	Includes certain depreciation and amortization amounts which are classified as Cost of services in the condensed consolidated statements of operations.

(2)
We define EBITDA as GAAP net loss attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(3)	Includes certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.

(4)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses, retention expense and share based compensation expense.

(5)	Includes Cerberus Operations and Advisory Company expenses, net of recovery.

(6)
Upon completion of the proposed Refinancing Transactions, we will be able to add back up to a total of $30 million of Global Advisory Group cost to Adjusted EBITDA incurred during the years ending December 31, 2016 and December 31, 2017, including $4.9 million of Global Advisory Group cost incurred during the quarter ended March 25, 2016.

(7)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash, costs incurred pursuant to ASC 805 - Business Combination and other immaterial items.

(8)	Adjusted EBITDA for the quarter ended March 25, 2016 would be $15.6 million without adjustment for Global Advisory Group expenses.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 25, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$74,787	$108,782
Restricted cash	721	721
Accounts receivable, net of allowances of $16,364 and $16,283, respectively	381,632	386,097
Other current assets	50,973	55,683
Assets held for sale	6,155	7,913
Total current assets	514,268	559,196
Non-current assets	209,284	225,493
Total assets	$723,552	$784,689
LIABILITIES AND DEFICIT
Current portion of long-term debt	185,948	184,866
Other current liabilities	279,280	342,257
Total current liabilities	465,228	527,123
Long-term debt	452,605	452,165
Long-term deferred taxes	16,495	—
Other long-term liabilities	12,351	13,571
Total deficit attributable to Delta Tucker Holdings, Inc.	(228,500)	(213,962)
Noncontrolling interests	5,373	5,792
Total deficit	(223,127)	(208,170)
Total liabilities and deficit	$723,552	$784,689

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED OTHER CONTRACT DATA
(Amounts in millions)

	March 25, 2016	December 31, 2015
Backlog(1):
Funded backlog	$1,217	$1,183
Unfunded backlog	1,606	1,859
Total Backlog	$2,823	$3,042

(1)
Backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the dollar value of unexercised, priced contract options, and the unfunded portion of exercised contract options. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the three months ended
	March 25, 2016	March 27, 2015
Cash Flow Information:
Net cash used in operating activities	$(30,543)	$(33,563)
Net cash (used in) provided by investing activities	(3,298)	732
Net cash used in financing activities	(154)	(1,326)

Net cash provided by operating activities	(30,543)	(33,563)
Less: Purchase of property and equipment	(812)	(173)
Less: Purchase of software	(1,261)	(417)
Free cash flow	$(32,616)	$(34,153)